Law Office
of
Randall V. Brumbaugh

September 9, 2010

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Precis Health, Inc.

Dear Sir or Madam:

I have acted as special counsel for Precis Health, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement"), dated September 3, 2010, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,520,000 shares of the Company's $0.001 par value common stock (the "Common Stock"), of which up to 1,500,000 are expected to be sold by the Company, under the Registration Statement and the related Prospectus to be filed with the Commission, and 20,000 shares of Common Stock are to be sold by one Selling Shareholder.  The details of the offering are described in the Registration Statement on Form S-1.

I have examined instruments, documents and records, which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  I have done so in light of the Oklahoma Revised Statutes, Titles 18 and 71, all applicable provisions of the Oklahoma constitution and reported judicial decisions interpreting those laws.  In such examination, I have assumed the following: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to me as copies; and (c) and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.  The instruments, document and records I have examined include, among other items, the following:

1.	The Registration Statement dated September 3, 2010;
2.	The Articles of Incorporation of Precis Health, Inc.;
3.	Corporate Charter of Precis Health, Inc.;
4.	Bylaws of Precis Health, Inc.;

417 W. Foothill Blvd, Suite B-175, Glendora, CA 91741
Voice and Fax (626) 335-7750

United States Securities and Exchange Commission
September 9, 2010
Page Two

To my knowledge, the Company is not a party to any legal proceedings, there are no known judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as may be set forth in the registration statement.  I am not aware of any disputes involving the Company and the Company has no known claim, actions or inquiries from any federal, state or other government agency, other than as may be set forth in the registration statement.  I am not aware of any claims against the Company or any reputed claims against it at this time, other than as may be set forth in the registration statement.

Based on my examination of the documents provided to this office, information received from the Company, analysis of the applicable laws and judicial interpretations of the State of Oklahoma, I am of the opinion that (a) the Company exists in good standing under the laws of the State of Oklahoma; (b) that the 1,500,000 shares of common stock to be sold by the Company, and the requirements appurtenant thereto, are duly authorized shares and will be legally issued, fully paid and non-assessable.  Additionally, the 20,000 shares of common stock to be offered and sold by the Selling Shareholder are duly authorized shares of common stock, which are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented.  In giving such consent, I specifically do not allege to being an "expert" within the meaning of such term as used in Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ R. V. Brumbaugh

Randall V. Brumbaugh

417 W. Foothill Blvd, Suite B-175, Glendora, CA 91741
Voice and Fax (626) 335-7750